Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR RELATIONS CONTACT:
Tara Y. Harrison (434) 817-8587

VIRGINIA NATIONAL BANKSHARES CORPORATION

ANNOUNCES SECOND QUARTER FINANCIAL RESULTS AND

AVAILABILITY OF DIVIDEND REINVESTMENT PLAN

Charlottesville, VA – August 5, 2021 - Virginia National Bankshares Corporation (NASDAQ: VABK) (the “Company”) today reported net income of $147 thousand, or $0.03 per diluted share, for the quarter ended June 30, 2021, which is a 93% decrease compared to net income of $2.1 million, or $0.77 per diluted share, recognized for the quarter ended June 30, 2020.  The entirety of the decrease is attributable to $5.9 million in merger expenses incurred in the second quarter of 2021.  Excluding merger costs, the Company would have posted net income of $0.89 per diluted share (a non-GAAP financial measure). 1 Return on average assets (“ROAA”) of 0.03% for the second quarter of 2021 would have amounted to 1.02%, excluding merger expenses (a non-GAAP financial measure),1 compared to 1.07% in the second quarter of 2020.

“We are pleased to post positive income during the second quarter, despite incurring the anticipated and predicted merger expenses,” said Glenn W. Rust, President and Chief Executive Officer.  “On April 1, 2021, we completed our legal merger with Fauquier Bankshares. The Fauquier Bank and Virginia National Bank merged into one full-service community bank operating under the Virginia National Bank brand.  We also successfully integrated our core banking systems the weekend of July 24th, which completes one of the more difficult transition processes, but allows the pathway to create a premier Virginia financial institution with greater scale and efficiencies as well as generating a better return to our shareholders.”

Furthermore, the Company’s Board of Directors has authorized management to establish a dividend reinvestment plan for registered shareholders, which will be administered by the Company’s transfer agent, American Stock Transfer & Trust Company (AST).  Under the plan, registered shareholders will have the ability to reinvest their VABK cash dividends into VABK common stock, which will be purchased by AST on behalf of the shareholder on the open market.  More information will be provided at a later date for registered shareholders who wish to enroll in the plan.  Fees and commissions will apply.

Second Quarter 2021 and Selected Balance Sheet Financial Highlights

•

The Company incurred $5.9 million in merger expenses during the second quarter of 2021 related to the combination with Fauquier Bankshares, Inc. (“Fauquier”), which closed on April 1, 2021.  Of this total, $2.2 million was incurred for system deconversion, termination and conversion fees, $1.5 million was accrued for the change-of-control payment for Marc Bogan resulting from his resignation, $1.1 million related to buyer investment banker fees, $510 thousand was associated with valuation and integration professional fees, $269 thousand related to other personnel expenses, $235 thousand was incurred for regulatory and shareholder expenses, and $150 thousand was recognized for legal expenses.  This pre-tax expense of $5.9 million represents $1.11 per diluted share.

•	The Company has begun realizing savings associated with the merger and expects to realize significant additional savings over the next year.
•

Return on average assets (“ROAA”) for the second quarter of 2021 was 0.03% compared to 1.07% realized in the same period in the prior year.  ROAA excluding the impact of merger expenses (a non-GAAP financial measure) would have been 1.02% for the second quarter of 2021. [1]

•

Return on average equity (“ROAE”) for the second quarter of 2021 was 0.37% compared to 10.64% realized in same period in the prior year.  ROAE excluding the impact of merger expenses (a non-GAAP financial measure) would have been 11.89% for the second quarter of 2021. [1]

[1]	See “Reconciliation of Certain Non-GAAP Financial Measures” at the end of this release.

Second Quarter 2021 and Selected Balance Sheet Financial Highlights (continued)

•

Gross loans outstanding at June 30, 2021 totaled $1.2 billion, an increase of $534 million, or 84%, compared to June 30, 2020.  The increase is due to the acquisition of The Fauquier Bank (“TFB”), which added $602.6 million of loan balances, net of the fair value mark, on the consolidated balance sheet beginning April 1, 2021, but was offset by the decline in outstanding balances of Paycheck Protection Program loans of $67.0 million from the same period in the prior year, due to loan forgiveness.

•

The balance of loans in non-accrual status amounted to $17 thousand as of June 30, 2021, compared to $11 thousand as of June 30, 2020.  Loans acquired from TFB in non-accrual status are not included in this figure, as such loans have been marked to fair value as of the acquisition date.

•

Loans 90 days or more past due and still accruing interest amounted to $2.8 million as of June 30, 2021, compared to $1.1 million as of June 30, 2020.  The June 2021 balance includes three government-guaranteed loans in the amount of $1.7 million and 54 federally insured student loans totaling $572 thousand.  The portfolio only includes four non-insured student loans that are 90 days or more past due and still accruing interest, amounting to $52 thousand.

•

The period-end allowance for loan losses (“ALLL”) as a percentage of total loans was 0.47% as of June 30, 2021, 0.90% as of December 31, 2020 and 0.78% as of June 30, 2020.  The decrease is the result of bringing the TFB loans onto the Company’s balance sheet at fair value, with a credit and liquidity mark of $21.3 million effective April 1, 2021. The ALLL as a percentage of loans, excluding the impact of the acquired loans and fair value mark (a non-GAAP financial measure), [1] would have been 0.88% as of June 30, 2021, and the ALLL as a percentage of total loans, excluding PPP loans (a non-GAAP financial measure)[1], would have been 0.51% as of June 30, 2021.

•

A recovery of loan losses of $141 thousand was recognized during the second quarter of 2021, compared to a provision for loan losses of $378 thousand recognized in the second quarter of the prior year, primarily due to the improvement in economic qualitative factors in the current quarter.

•

The efficiency ratio on a fully tax equivalent basis (“FTE”) (a non-GAAP financial measure) was 99.1% for the second quarter of 2021, compared to 59.5% for the second quarter of 2020, due to the merger expenses incurred. [1]

•	The loan-to-deposit ratio was 71.6% at June 30, 2021, compared to 88.5% at June 30, 2020.
•

Net interest income for the second quarter of 2021 of $13.2 million increased $7.4 million from $5.8 million, or 128.5%, compared to the second quarter of 2020, due to the inclusion of TFB’s interest income and expense for the second quarter of the current year and the lower rates paid on deposits as compared to the prior year.  The combined company is benefitting from the lower cost of funds experienced by TFB, as well as lower interest rates paid overall, as interest expense only increased period over period by 29.6%.  Additionally, the fair value accretion on loans acquired positively impacted net interest income by 16 basis points (“bps”) during the current quarter.

•

The cost of funds of 23 bps incurred in the second quarter of the current year decreased 20 bps from 43 bps in the same period in 2020, due to lower rates paid on deposit accounts.  Low-cost deposits, which include noninterest checking accounts and interest-bearing checking, savings and money market accounts, remained in excess of 86% of total deposits at June 30, 2021 and 2020.

•

Noninterest income for the second quarter of 2021 increased $1.3 million, or 79.6%, compared to the second quarter of 2020, primarily due to the inclusion of TFB’s wealth management fees, advisory and brokerage income, deposit fees and debit card income. Gains on sales of securities declined from the second quarter of the prior year by $590 thousand, as no securities were sold and swap fee income declined $104 thousand, as swap arrangements are not as attractive to borrowers in the current rate environment.

•

Noninterest expense for the second quarter of 2021 increased $11.6 million, or 263.2%, compared to the second quarter of 2020, due to $5.9 million of merger expenses, in addition to the inclusion of TFB’s noninterest expense for the current quarter.

•

Book value per share was $29.89 as of June 30, 2021 and $29.14 as of June 30, 2020.  Tangible book value per share (a non-GAAP financial measure) [1] as of June 30, 2021 was $26.60 compared to $28.86 as of June 30, 2020, declining due to the impact of goodwill and other intangible assets recorded upon the acquisition of Fauquier.

•

The effective tax rate for the second quarter of 2021 amounted to 32.9%, compared to 19.7% for the second quarter of 2020.  The non-deductibility of certain merger expenses for tax purposes in 2021 caused the effective rate to increase.

•	Cash dividends of $1.6 million were declared during the second quarter of 2021.

[1]	See “Reconciliation of Certain Non-GAAP Financial Measures” at the end of this release.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank. The Bank has eleven banking offices throughout Fauquier and Prince William counties, four banking offices in Charlottesville and Albemarle County, and one banking office in Winchester, and offers loan, deposit and treasury management services in Richmond, Virginia.  The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services and of TFB Trust and Estate Management.  The Bank also offers, through its networking agreements with third parties, investment advisory and other investment services under Sturman Wealth Advisors and brokerage and other investment services through TFB Investment Services.  Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s common stock trades on the Nasdaq Capital Market under the symbol “VABK.”  Additional information on the Company is also available at www.vnbcorp.com.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements; Other Information

Certain statements in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals, and are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgement of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in: general economic and market conditions, including the effects of declines in real estate values, an increase in unemployment levels and general economic contraction as a result of COVID-19 or other pandemics; fluctuations in interest rates, deposits, loan demand, and asset quality; assumptions that underlie the Company’s allowance for loan losses; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (e.g., COVID-19 or other pandemics), and of governmental and societal responses thereto; the performance of vendors or other parties with which the Company does business; competition; technology; changes in laws, regulations and guidance; changes in accounting principles or guidelines; performance of assets under management;  expected revenue synergies and cost savings from the recently completed merger with Fauquier may not be fully realized or realized within the expected timeframe; the businesses of the Company and Fauquier may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; and other factors impacting financial services businesses.  Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed from time to time by the Company with the Securities and Exchange Commission. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	June 30, 2021	December 31, 2020 *	June 30, 2020
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$29,605	$8,116	$10,116
Interest-bearing deposits in other banks	177,753	-	-
Federal funds sold	106,621	26,579	24,771
Securities:
Available for sale, at fair value	266,973	174,086	102,772
Restricted securities, at cost	4,272	3,010	1,736
Total securities	271,245	177,096	104,508
Loans	1,166,161	609,406	632,394
Allowance for loan losses	(5,522)	(5,455)	(4,917)
Loans, net	1,160,639	603,951	627,477
Premises and equipment, net	25,386	5,238	5,669
Bank owned life insurance	30,775	16,849	16,628
Goodwill	8,898	372	372
Core deposit intangible	8,272	-	-
Other intangible assets, net	307	341	374
Other real estate owned, net	611	-	-
Right of use asset, net	8,371	3,527	3,217
Accrued interest receivable and other assets	18,639	6,341	6,452
Total assets	$1,847,122	$848,410	$799,584
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$449,483	$209,772	$197,227
Interest-bearing	431,556	148,910	136,274
Money market and savings deposit accounts	577,414	272,980	284,101
Certificates of deposit and other time deposits	170,995	99,102	96,599
Total deposits	1,629,448	730,764	714,201
Advances from the FHLB	42,989	30,000	-
Junior subordinated debt	3,345	-	-
Lease liability	7,833	3,589	3,254
Accrued interest payable and other liabilities	4,905	1,459	3,037
Total liabilities	1,688,520	765,812	720,492
Commitments and contingent liabilities
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000 shares authorized, no shares outstanding	-	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized; 5,305,819 shares issued and outstanding as of June 30, 2021 (includes 35,495 nonvested), and 2,714,273 shares issued and outstanding as of December 31, 2020 (includes 25,268 nonvested) and June 30, 2020 (includes 26,268 nonvested)	13,176	6,722	6,720
Capital surplus	104,360	32,457	32,307
Retained earnings	41,201	41,959	39,102
Accumulated other comprehensive income (loss)	(135)	1,460	963
Total shareholders' equity	158,602	82,598	79,092
Total liabilities and shareholders' equity	$1,847,122	$848,410	$799,584

*	Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest and dividend income:
Loans, including fees	$13,009	$6,156	$18,947	$12,027
Federal funds sold	60	10	72	95
Investment securities:
Taxable	757	229	1,264	738
Tax exempt	273	92	449	167
Dividends	32	24	66	48
Total interest and dividend income	14,131	6,511	20,798	13,075

Interest expense:
Demand and savings deposits	548	390	925	1,085
Certificates and other time deposits	324	366	604	860
Junior subordinated debt and other borrowings	108	-	144	-
Total interest expense	980	756	1,673	1,945
Net interest income	13,151	5,755	19,125	11,130
Provision for (recovery of) loan losses	(141)	378	210	1,143
Net interest income after provision for (recovery of) loan losses	13,292	5,377	18,915	9,987

Noninterest income:
Wealth management fees	980	228	1,309	538
Advisory and brokerage income	359	163	550	341
Royalty income	12	24	17	71
Deposit account fees	426	143	586	322
Debit/credit card and ATM fees	599	134	753	291
Earnings/increase in value of bank owned life insurance	199	109	306	216
Fees on mortgage sales	-	30	-	77
Gains on sales of securities	-	590	-	643
Loan swap fee income	20	124	35	633
Other	325	81	403	163
Total noninterest income	2,920	1,626	3,959	3,295

Noninterest expense:
Salaries and employee benefits	4,741	2,258	7,143	4,682
Net occupancy	1,109	452	1,604	904
Equipment	340	136	456	267
Data processing	994	338	1,283	666
Merger expenses	5,874	-	6,152	-
Other	2,935	1,220	4,136	2,428
Total noninterest expense	15,993	4,404	20,774	8,947

Income before income taxes	219	2,599	2,100	4,335
Provision for income taxes	72	511	448	843
Net income	$147	$2,088	$1,652	$3,492
Net income per common share, basic	$0.03	$0.77	$0.41	$1.29
Net income per common share, diluted	$0.03	$0.77	$0.41	$1.29
Weighted average common shares outstanding, basic	5,305,277	2,710,019	4,019,700	2,701,411
Weighted average common shares outstanding, diluted	5,320,290	2,710,644	4,031,301	2,702,311

VIRGINIA NATIONAL BANKSHARES CORPORATION

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

(Unaudited)

	At or For the Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Common Share Data:
Net income per weighted average share, basic	$0.03	$0.55	$0.96	$0.69	$0.77
Net income per weighted average share, diluted	$0.03	$0.55	$0.96	$0.69	$0.77
Weighted average shares outstanding, basic	5,305,277	2,719,840	2,714,273	2,714,273	2,710,019
Weighted average shares outstanding, diluted	5,320,290	2,727,448	2,414,905	2,714,897	2,710,644
Actual shares outstanding	5,305,819	2,728,327	2,714,273	2,714,273	2,714,273
Tangible book value per share at period end	$26.60	$29.07	$30.17	$29.37	$28.86

Key Ratios:
Return on average assets [1]	0.03%	0.68%	1.23%	0.89%	1.07%
Return on average equity [1]	0.37%	7.40%	12.75%	9.18%	10.64%
Net interest margin (FTE) [2]	3.05%	2.83%	3.32%	3.05%	3.12%
Efficiency ratio (FTE) [3]	99.1%	67.7%	57.0%	65.7%	59.5%
Loan-to-deposit ratio	71.6%	77.2%	83.4%	91.7%	88.5%

Net Interest Income:
Net interest income	$13,151	$5,974	$6,702	$6,047	$5,755
Net interest income (FTE) [2],[3]	$13,224	$6,021	$6,741	$6,089	$5,780

Capital Ratios:
Tier 1 leverage ratio	7.66%	9.01%	9.54%	9.41%	9.84%
Total risk-based capital ratio	13.47%	15.49%	15.35%	15.41%	15.56%

Assets and Asset Quality:
Average Earning Assets	$1,740,338	$862,373	$807,414	$793,712	$744,760
Average Gross Loans	$1,214,123	$618,902	$618,296	$630,704	$618,096
Paycheck Protection Program Loans, end of period	$73,784	$70,171	$55,120	$86,883	$86,859
Loan Deferrals, Pandemic Related	$2,004	$1,539	$3,346	$9,439	$39,800
Allowance for loan losses:
Beginning of period	$5,615	$5,455	$5,334	$4,917	$4,704
Provision for (recovery of) loan losses	(141)	351	255	224	378
Charge-offs	(156)	(241)	(162)	(62)	(193)
Recoveries	204	50	28	255	28
Net recoveries (charge-offs)	48	(191)	(134)	193	(165)
End of period	$5,522	$5,615	$5,455	$5,334	$4,917

Non-accrual loans [4]	$17	$5	$8	$9	$11
Loans 90 days or more past due and still accruing [5]	2,770	399	137	61	1,076
OREO	611	-	-	-	-
Total nonperforming assets (NPA)	$3,398	$404	$145	$70	$1,087

NPA as a % of total assets	0.18%	0.04%	0.02%	0.01%	0.14%
NPA as a % of total loans plus OREO	0.29%	0.07%	0.02%	0.01%	0.17%
ALLL to total loans	0.47%	0.90%	0.90%	0.84%	0.78%
ALLL to total loans, excluding PPP loans (non-GAAP)	0.51%	1.02%	0.98%	0.97%	0.90%
Non-accruing loans to total loans	0.00%	0.00%	0.00%	0.00%	0.00%
Net charge-offs (recoveries) to average loans [1]	-0.02%	0.12%	0.09%	-0.12%	0.11%

[1]	Ratio is computed on an annualized basis.
[2]	The net interest margin and net interest income are reported on a FTE basis, using a Federal income tax rate of 21%.
[3]

The efficiency ratio (FTE) is computed as a percentage of noninterest expense divided by the sum of  net interest income (FTE) and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP.  Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.  Refer to the Reconciliation of Certain Non-GAAP Financial (FTE) Measures on the following page.

[4] Non accrual loans do not include loans acquired and reported at fair value.
[5] Past due loans from the acquired portfolio are included at fair value.

VIRGINIA NATIONAL BANKSHARES CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

(dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Performance measures
Return on average assets ("ROAA")	0.03%	0.68%	1.23%	0.89%	1.07%
Impact of merger expenses, net of tax	0.99%	0.08%	0.17%	0.16%	—
ROAA, excluding merger expenses (non-GAAP)	1.02%	0.75%	1.40%	1.05%	1.07%

Return on average equity ("ROAE")	0.37%	7.40%	12.75%	9.18%	10.64%
Impact of merger expenses, net of tax	11.51%	0.83%	1.79%	1.65%	—
ROAE, excluding merger expenses (non-GAAP)	11.89%	8.22%	14.54%	10.83%	10.64%

Net income	$147	$1,505	$2,616	$1,870	$2,088
Impact of merger expenses, net of tax	4,553	169	368	336	—
Net income, excluding merger expenses (non-GAAP)	$4,700	$1,674	$2,984	$2,206	$2,088

Net income per share	$0.03	$0.53	$0.77	$0.41	$0.77
Impact of merger expenses, net of tax	0.86	0.06	0.15	0.12	-
Net income per share, excluding merger expenses (non-GAAP)	$0.89	$0.59	$0.92	$0.53	$0.77

Fully tax-equivalent measures
Net interest income	$13,151	$5,974	$6,702	$6,047	$5,755
Fully tax-equivalent adjustment	73	47	39	42	25
Net interest income (FTE) [1]	$13,224	$6,021	$6,741	$6,089	$5,780

Efficiency ratio [2]	99.5%	68.2%	57.3%	66.0%	59.7%
Fully tax-equivalent adjustment	-0.4%	-0.5%	-0.3%	-0.3%	-0.2%
Efficiency ratio (FTE) [3]	99.1%	67.7%	57.0%	65.7%	59.5%

Net interest margin	3.03%	2.81%	3.30%	3.03%	3.11%
Fully tax-equivalent adjustment	0.02%	0.02%	0.02%	0.02%	0.01%
Net interest margin (FTE) [1]	3.05%	2.83%	3.32%	3.05%	3.12%

Other financial measures
ALLL to total loans	0.47%	0.90%	0.90%	0.84%	0.78%
Impact of acquired loans and fair value mark	0.41%	—	—	—	—
ALLL to total loans, excluding acquired loans and fair value mark (non-GAAP)	0.88%	0.90%	0.90%	0.84%	0.78%

ALLL to total loans	0.47%	0.90%	0.90%	0.84%	0.78%
Impact of PPP loans	0.04%	0.12%	0.08%	0.13%	0.12%
ALLL to total loans, excluding PPP loans (non-GAAP)	0.51%	1.02%	0.98%	0.97%	0.90%

Book value per share	$29.89	$29.33	$29.14	$29.64	$29.14
Impact of intangible assets	(3.29)	(0.26)	(0.27)	$(0.27)	$(0.28)
Tangible book value per share (non-GAAP)	$26.60	$29.07	$28.86	$29.37	$28.86

[1]	FTE calculations use a Federal income tax rate of 21%.
[2]	The efficiency ratio, GAAP basis, is computed by dividing noninterest expense by the sum of net interest income and noninterest income.

3   The efficiency ratio, FTE or non-GAAP basis, is computed by dividing noninterest expense by the sum of  net interest income (FTE) and noninterest income.